Exhibit 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and
Declaration of Cash Dividend

FOR IMMEDIATE RELEASE — York, Pennsylvania (January 19, 2011) — Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced net income available to common shareholders of $847,000 or $0.21 per share, basic and diluted, for the quarter ended December 31, 2010, compared to the $857,000 or $0.21 per share, basic and diluted, earned in the fourth quarter of 2009. Fourth quarter earnings were constrained primarily by an increase in carrying costs and impairment losses on foreclosed real estate. For the full year 2010, net income available to common shareholders was $5,228,000 or $1.28 per share, basic and diluted, representing an increase of $2,751,000 or 111 percent, compared to the $2,477,000 or $0.61 per share, basic and diluted, earned in 2009.

The increase in earnings for the year 2010 compared to 2009 was primarily the result of a $6,921,000 or 29 percent increase in net interest income. The increase in net interest income was driven primarily by lower rates paid on deposit products, which reflected record lows for short-term market interest rates. Net interest income was also favorably impacted by an increase in yields on floating rate commercial loans, which were subject to minimum pricing on account review dates, and a larger average volume of earning assets, principally investment securities. The provision for loan losses for 2010 decreased $725,000 or 20 percent compared to 2009. The provision in the prior year included the impact of a large provision for an impaired real estate loan that was later classified to the foreclosed real estate portfolio. The $3,625,000 or 15 percent increase in noninterest expense for 2010 was primarily the result of increased carrying costs and impairment losses on foreclosed real estate. The $1,324,000 increase in income tax expense for 2010 compared to 2009 was primarily the result of a significant increase in pretax income.

On December 31, 2010, total assets were approximately $957 million, representing a $65 million or 7 percent increase above December 31, 2009. Compared to one year ago, asset growth occurred primarily in the investment securities portfolio as the demand for loans diminished in response to the prolonged economic slowdown, depressed real estate markets and the high rate of unemployment. In contrast, deposit growth remained steady throughout the year as investors sought the liquidity and safety of FDIC insured deposit products. Additional financial information, which is unaudited, is provided in the Financial Highlights section of this Earnings Release.

President and CEO Larry J. Miller commented, “The leadership team and Board of Directors continue to work hard to cope with the challenging economic climate and depressed real estate markets. For the year 2010, we achieved several notable financial accomplishments, which included: doubling net earnings, growing core deposits-which exclude certificates of deposit-by 17 percent, increasing the net interest margin from 3.18 percent to 3.72 percent and increasing the Corporation’s risk-weighted capital ratios.”

In other news, on January 11, 2011, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $0.08 per common share, payable on or before February 8, 2011, to shareholders of record on January 25, 2011. The Board of Directors regularly reviews the dividend policy and can be expected to approve future changes to it as they deem necessary and appropriate.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, with a total of 17 financial centers located throughout York County, Pennsylvania and in Hunt Valley and Bel Air, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The Company undertakes no obligation to update or revise any forward-looking statements. Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to the following:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Interest income	$11,334	$10,676	$44,027	$40,310
Interest expense	3,307	3,663	13,154	16,358
Net interest income	8,027	7,013	30,873	23,952
Provision for loan losses	1,080	1,232	2,990	3,715
Noninterest income	1,692	1,647	6,606	6,248
Gain on sale of loans held for sale	322	199	860	960
Gain (loss) on sale of securities	—	(2)	108	289
Noninterest expense	7,849	6,416	28,116	24,491
Income before income taxes (benefit)	1,112	1,209	7,341	3,243
Provision (benefit) for income taxes	20	107	1,133	(191)
Net income	1,092	1,102	6,208	3,434
Preferred stock dividends and discount accretion	245	245	980	957
Net income available to common shareholders	$847	$857	$5,228	$2,477
Basic and diluted earnings per common share	$0.21	$0.21	$1.28	$0.61

Condensed Consolidated Statements of Financial Condition (Unaudited) (in thousands of dollars)

	December 31, 2010	December 31, 2009
Cash and short term investments	$43,269	$26,179
Investment securities	226,603	178,454
Loans	645,839	647,143
Allowance for loan losses	(7,626)	(7,175)
Net loans	638,213	639,968
Premises and equipment, net	10,766	11,223
Other assets	38,481	37,007
Total assets	$957,332	$892,831

Deposits	$806,110	$722,957
Borrowed funds	68,805	92,748
Other liabilities	5,878	5,114
Shareholders’ equity	76,539	72,012
Total liabilities and shareholders' equity	$957,332	$892,831

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2010	2010	2010	2010	2009	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2010	2009
Earnings and Per Share Data
(in thousands, except per share data)
Net income available to common shareholders	$847	$1,535	$1,380	$1,466	$857	$5,228	$2,477
Basic and diluted earnings per common share	$0.21	$0.37	$0.34	$0.36	$0.21	$1.28	$0.61
Cash dividends paid per common share	$0.08	$0.08	$0.06	$0.03	$0.03	$0.25	$0.26
Book value per common share	$14.51	$15.08	$14.63	$14.05	$13.60	$14.51	$13.60
Tangible book value per common share	$14.44	$15.01	$14.55	$13.97	$13.52	$14.44	$13.52
Average common shares outstanding	4,115	4,097	4,083	4,077	4,064	4,093	4,043
Average diluted common shares outstanding	4,128	4,106	4,094	4,077	4,064	4,099	4,043

Performance Ratios (%)
Return on average assets (4)	0.46	0.76	0.72	0.77	0.50	0.67	0.41
Return on average equity (4)	5.53	9.11	8.65	9.33	6.05	8.12	4.88
Return on average realized equity (1)(4)	5.85	9.70	9.04	9.74	6.32	8.55	5.02
Net interest margin (2)	3.69	3.75	3.76	3.69	3.53	3.72	3.18
Efficiency ratio (3)	74.4	68.1	71.6	64.9	68.8	69.9	74.6

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	0.03	0.20	1.22	0.11	0.36	0.39	0.20
Allowance for loan losses to total loans (5)	1.19	1.03	0.99	1.19	1.11	1.19	1.11
Nonperforming assets to total loans
and other real estate	4.50	3.32	3.55	4.30	5.33	4.50	5.33

Capital Ratios (%)
Average equity to average assets	8.23	8.37	8.30	8.26	8.35	8.29	8.43
Tier 1 leverage capital ratio	8.81	8.98	9.10	9.13	9.11	8.81	9.11
Tier 1 risk-based capital ratio	12.51	12.46	12.24	12.03	11.83	12.51	11.83
Total risk-based capital ratio	13.64	13.45	13.18	13.18	12.90	13.64	12.90

(1) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(2) net interest income (tax-equivalent) as a percentage of average interest earning assets

(3) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(4) annualized for the quarterly periods presented

(5) excludes loans held for sale

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